UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2019

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2019, RH (“RH” or the “Company”) announced (i) the resignation of Ryno Blignaut as President, Chief Financial and Administrative Officer and (ii) the appointment of Jack Preston as Chief Financial Officer.

In order to assist with an orderly handover of his responsibilities to Mr. Preston, Mr. Blignaut has indicated to the Board of Directors his willingness to remain in the roles of Chief Financial Officer including his role of Principal Financial Officer and Principal Accounting Officer through the filing of RH’s Annual Report on Form 10-K for the fiscal year 2018 and that his resignation will take effect on April 3, 2019 or such earlier date that the Company elects to file its Form 10-K. On February 27, 2019, the Board approved the transition from Mr. Blignaut to Mr. Preston.

Mr. Blignaut has indicated to RH that his resignation (i) is not the result of any dispute or disagreement with RH’s accounting principles or practices or financial statements and disclosures, and (ii) is motivated by personal reasons related to health considerations.

No family relationship exists between Mr. Preston and any of RH’s directors or executive officers.

There are no related-party transactions in which Mr. Preston or any of his immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Preston and the resignation of Mr. Blignaut is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 5, 2019—RH Announces CFO Transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RH

Dated: March 5, 2019	By:	/s/ Gary Friedman
Gary Friedman
Chairman of the Board of Directors and Chief Executive Officer